Exhibit 5.1

233 S. Wacker Drive, Suite 5800
Chicago, Illinois 60606
Tel: +1.312.876.7700 Fax: +1.312.993.9767
www.lw.com
FIRM / AFFILIATE OFFICES
	Abu Dhabi	Moscow
	Barcelona	Munich
	Beijing	New Jersey
	Brussels	New York
	Chicago	Orange County
	Doha	Paris
	Dubai	Rome
	Frankfurt	San Diego
	Hamburg	San Francisco
March 10, 2010	Hong Kong	Shanghai
	Houston	Silicon Valley
Hyatt Hotels Corporation	London	Singapore
71 South Wacker Drive, 12th Floor	Los Angeles	Tokyo
Chicago, IL 60606	Madrid	Washington, D.C.
Milan

Re:	Registration Statement on Form S-8 with respect to 1,500,000 shares of Class A Common Stock, par value $0.01 per share

Ladies and Gentlemen:

We have acted as counsel to Hyatt Hotels Corporation, a Delaware corporation (the “Company”), in connection with the proposed issuance of up to 1,500,000 shares of Class A common stock, par value $0.01 per share (the “Shares”), including (i) up to 1,200,000 Shares issuable pursuant to the Amended and Restated Hyatt Corporation Deferred Compensation Plan (the “Plan”) and (ii) up to 300,000 Shares issuable pursuant to the Hyatt International Hotels Retirement Plan (the “Retirement Plan”). The Shares are included in a registration statement on Form S–8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on March 10, 2010 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the recipient, and have been issued by the Company in the manner contemplated by and in accordance with the terms of the Plan or the Retirement Plan, as applicable, and subject to the Company completing all actions and proceedings required on its part to be taken prior to the issuance of the Shares, the issuance and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP